Exhibit 10.19

July 22, 2013

Mr. Nandan Oza

582 Carlisle Way

Sunnyvale, California 94087

Dear Nandan:

This letter amends and restates the terms and conditions of your employment with Zosano Pharma, Inc., a Delaware corporation (the “Company”) and wholly owned subsidiary of ZP Holdings, Inc., a Delaware corporation (“Parent”). This letter expressly supersedes the prior letter agreement among the Company, Parent and you dated as of April 3, 2013 (the “Original Agreement”) pursuant to which you commenced working as Chief Operations Officer of the Company on May 13, 2013 (the “Start Date”).

1. Position and Duties. The Company hereby continued to employ you on a full-time basis as its Chief Operations Officer. You will report directly to the Company’s President and Chief Executive Officer. You agree to perform the duties of your position and such other duties as may reasonably be assigned to you from time to time by the Company’s President and Chief Executive Officer. You also agree that, while employed by the Company, you will devote your full business time and your best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and its Affiliates (as defined in Section 6) and to the discharge of your duties and responsibilities for them.

2. Compensation and Benefits. During your employment, as compensation for the services performed by you for the Company and its Affiliates, the Company will provide you the following pay and benefits:

(a) Base Salary. The Company will pay you a base salary at the rate of $250,000 per year, payable in accordance with the regular payroll practices of the Company and subject to increase from time to time in accordance with salary reviews of senior executives as established by the Company.

(b) Bonus Compensation. During employment, you will be considered annually for a bonus target of 30% of your base salary. The amount of any bonus awarded, whether in cash or stock, will be determined by the Board of Directors of Parent (the “Board”) in its discretion, based on your individual performance review and the performance of the Company against goals established annually by the Compensation Committee of the Board, as well as the then prevailing cash position of the Company.

(c) Stock Options. On May 24, 2013, the Board granted you an incentive stock option to purchase 169,810 shares of common stock, $0.0001 par value per share, of Parent (“Common Stock”) under Parent’s 2012 Stock Incentive Plan, which stock option has an exercise price of $0.35 per share. Such stock option is subject to vesting requirements such that 25% of the total option shares shall vest on the first anniversary of the Start Date and an additional 2.0833% of the total option shares shall vest thereafter on the monthly anniversary of such date. Notwithstanding the foregoing, (i) upon termination of your employment pursuant to the last sentence of Section 4(a) or the last sentence of Section 4(b) of this Agreement, the lesser of 12.5% of the total option shares or the number of then unvested option shares shall vest automatically, and (ii) 100% of any then unvested option shares shall vest upon a Constructive Termination Event (as defined in Section 5(b)).

(d) Participation in Employee Benefit Plans. You shall be entitled to participate in any and all employee benefit plans from time to time in effect for full-time employees of the Company generally, but the Company shall not be required to establish any such program or plan. Such participation shall be subject to (i) the terms of the applicable plan documents and (ii) generally applicable Company policies. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole discretion, determines to be appropriate.

(e) Vacations. You will be entitled to three weeks of paid vacation per year, in addition to holidays observed by the Company. Vacation may be taken at such times and intervals as you shall determine, subject to the reasonable business needs of the Company.

(f) Business Expenses. The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as it may specify from time to time.

3. Confidential Information and Restricted Activities.

(a) Confidential Information. During the course of your employment with the Company, you will learn of Confidential Information (as defined in Section 6), and you may develop Confidential Information on behalf of the Company. You agree that you will not use or disclose to any Person (as defined in Section 6) any Confidential Information obtained by you incident to your employment or any other association with the Company or any of its Affiliates, except as required by applicable law or for the proper performance of your regular duties and responsibilities for the Company. You understand that this restriction shall continue to apply for three (3) years after your employment terminates, regardless of the reason for such termination. In addition, you agree to sign the Company’s standard form of invention assignment agreement as a condition of your employment hereunder.

(b) Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company. You agree to safeguard all Documents and to surrender to the Company, at the time your employment terminates or at such earlier time or times as the President and Chief Executive Officer may specify, all Documents then in your possession or control.

(c) Non-Solicitation. You acknowledge that in your employment with the Company you will have access to Confidential Information which, if disclosed, would assist in competition against the Company and its Affiliates, and that you will also generate good will for the Company and its Affiliates in the course of your employment. Therefore, you agree that the following restrictions on your activities during and after the termination of your employment are necessary to protect the good will, Confidential Information and other legitimate interests of the Company and its Affiliates: While you are employed by the Company and during the 12 months immediately following termination of your employment for whatever reason, you shall not, directly or through any other Person, (A) seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (B) solicit or encourage any customer, distributor, vendor, or other business partner of the Company or any of its Affiliates or any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them. For purposes of the foregoing, the terms “employee,” “customer,” “distributor,” and “vendor” shall also include any person or party who held such status during the immediately preceding six (6) months.

(d) Enforcement of Restrictions. In signing this letter agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this letter agreement, including the restraints imposed on you under this Section 3. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in this Section 3, the damage to the Company and its Affiliates would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond. You also agree that the period of restriction in Section 3(c) shall be tolled and shall not run during any period you are in violation thereof. You and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of your obligations to that Affiliate under this letter agreement, including without limitation pursuant to this Section 3. It is agreed and understood that the terms of this letter agreement are severable, and that no breach of any provision of this letter agreement or any other purported violation of law by the Company shall operate to excuse you from the performance of your obligations under this Section 3.

4. Termination of Employment. Your employment with the Company is considered at will. Either you or the Company may terminate your employment with the Company for any reason upon written notice to the other, as set forth below in this Section 4.

(a) Termination by the Company. The Company may terminate your employment for Cause upon notice to you setting forth in reasonable detail the nature of the Cause (as defined below). The following, as determined by the Company in its reasonable judgment with the approval of the Board, shall constitute “Cause” for termination: (i) your persistent and willful refusal to follow reasonable directives of the President and Chief Executive Officer; (ii) gross negligence or willful misconduct in the performance of your duties and responsibilities to the Company or any of its Affiliates; (iii) your material breach of this letter agreement or any other agreement between you and the Company or any of its Affiliates, which breach continues for more than 15 days after the Company gives you written notice which sets forth in reasonable detail the nature of such breach; or (iv) other conduct by you that is or could reasonably anticipated to be materially harmful to the business, interests or reputation of the Company or any of its Affiliates. The Company also may terminate your employment other than for Cause upon written notice to you.

(b) Termination for Good Reason. You may terminate your employment for Good Reason (as defined below) upon written notice to the Company setting forth in reasonable detail the nature of the Good Reason. The following shall constitute “Good Reason” for termination: (i) the Company’s failure to continue you in the position of Chief Operations Officer with such duties typically associated with such position, or (ii) material failure of the Company to provide you compensation and benefits in accordance with the terms of Section 2, above, for more than ten (10) business days after notice from you specifying in reasonable detail the nature of such failure, except in connection with a decrease in salary affecting each senior management employee of the Company in a proportionate manner, or (iii) relocation of your principal place of employment to a location more than thirty (30) miles from the San Francisco Bay area, California, except for travel reasonably required of you on Company business. You may also terminate your employment other than for Good Reason upon 30 days’ written notice to the Company.

(c) Disability. In the event you become disabled during employment and, as a result, are unable to continue to perform substantially all of your duties and responsibilities under this letter agreement, either with or without reasonable accommodation, the Company will continue to pay you your base salary and to provide you benefits in accordance with Section 2(d) above, to the extent permitted by plan terms, for up to twelve (12) weeks of disability during any period of three hundred and sixty-five (365) consecutive calendar days. If you are unable to return to work after twelve (12) weeks of disability, the Company may terminate your employment, upon notice to you. If any question shall arise as to whether you are disabled to the extent that you are unable to perform substantially all of your duties and responsibilities for the Company and its Affiliates, you shall, at the Company’s request, submit to a medical examination by a physician selected by the Company to whom you or your guardian, if any, has no reasonable objection to determine whether you are so disabled, and such determination shall for the purposes of this letter agreement be conclusive of the issue. If such a question arises and you fail to submit to the requested medical examination, the Company’s determination of the issue shall be binding on you.

5. Severance Payments and Other Matters Related to Termination.

(a) Termination without Cause or Voluntary Termination for Good Reason. In the event of termination of your employment by the Company other than for Cause, or voluntary termination of your employment by you for Good Reason, the Company will (i) continue to pay you your base salary for a period of six (6) months from and after the date of termination, (ii) pay you an amount equal to the lesser of (x) the target bonus of 30% of your base salary pro-rated for such six (6) months or (y) the amount of the annual bonus awarded to you in respect of the prior year pro-rated for six (6) months, such bonus severance to be paid in equal installments during the six (6)-month period following the date of termination, and (iii) continue to provide you with group health and dental plan benefits for a period of six (6) months from and after the date of termination, with the cost of the regular premiums for such benefits shared in the same relative proportion by the Company and you as in effect on the date of termination. The Company will also pay you on the date of termination any base salary and bonus compensation earned but not paid through the date of termination, and pay for any vacation time accrued but not used to that date. In addition, as provided in Section 2(c), the vesting schedule for any stock options outstanding on the date of termination will automatically accelerate so that the lesser of 12.5% of the total option shares or the number of then unvested option shares shall immediately vest and become exercisable upon such termination. Except as set forth in clause (iii) of the first sentence of this Section 5(a), benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment.

(b) Termination without Cause or Voluntary Termination for Good Reason after Change in Control. In the event of termination of your employment by the Company (or its successor), other than for Cause, or voluntary termination of your employment by you for Good Reason, in either case during the one (1)-year period following a Change in Control (a “Constructive Termination Event”), the Company (or its successor) will, in lieu of any severance under Section 5(a) above, (i) continue to pay you your base salary for a period of six (6) months from and after the date of termination, (ii) pay you an amount equal to the lesser of (x) the target bonus of 30% of your base salary pro-rated for such six (6) months or (y) the amount of the annual bonus awarded to you in respect of the prior year pro-rated for six (6) months, such bonus severance to be paid in equal installments during the six (6)-month period following the date of termination, and (iii) continue to provide you with group health and dental plan benefits for a period of six (6) months from and after the date of termination, with the cost of all regular premiums for such benefits paid by the Company. The Company will also pay you on the date of termination any base salary and bonus compensation earned but not paid through the date of termination, and pay for any vacation time accrued but not used to that date. In addition, as provided in Section 2(c), the vesting schedule for any stock options outstanding on the date of termination will automatically accelerate so that 100% of any then unvested option shares shall immediately vest and become exercisable upon such termination. Except as set forth in clause (iii) of the first sentence of this Section 5(b), benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment.

(c) Severance Conditional Upon Release. Any obligation of the Company to provide you severance payments under Sections 5(a) and 5(b) above shall be conditioned upon your signing a general release of claims in the form provided by the Company (the “Employee Release”) within twenty-one (21) days after the date on which you give or receive, as applicable, notice of termination of your employment and upon your not revoking the Employee Release thereafter. All base salary and bonus severance payments will be payable in accordance with the normal payroll practices of the Company, and will begin at the Company’s next regular payroll period following the effective date of the Employee Release, but shall be retroactive to the date of termination. For the avoidance of doubt, no cash compensation that may be earned by you pursuant to employment or a consulting arrangement with a Person other than the Company during the period of time that the Company (or its successor) is making payments to you pursuant to this Section 5 shall be credited toward the Company’s severance obligations under this Section 5. Notwithstanding anything to the contrary contained in this letter agreement, in the event that at the time of your separation from service you are a “specified employee,” as hereinafter defined, any and all amounts payable under this Section 5 in connection with such separation from service that constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six (6) months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months. For purposes of the preceding sentence, “separation from service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term “specified employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.

(d) Termination for Cause or Voluntary Termination without Good Reason. In the event of termination of your employment by the Company for Cause or voluntary termination of your employment by you without Good Reason, the Company will pay you any base salary and bonus compensation earned but not paid through the date of termination and pay for any vacation time accrued but not used to that date. The Company shall have no obligation to you for any severance payments. Except for any right you may have under the federal law known as “COBRA” to continue participation in the Company’s group health and dental plans at your cost, benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment.

(e) Section 280G. If any payments or benefits made in respect of Section 5(b) above become subject to the excise tax described in Section 4999 of the Internal Revenue Code of 1986, as amended (“Section 4999”) (or any successor to such section), and exceed the safe harbor amount as provided in Section 280G of the Internal Revenue Code of 1986, as amended (“Section 280G”), then the Company shall use commercially reasonable efforts to obtain stockholder approval contemplated by Section 280G, which would permit you to lawfully avoid the excise tax imposed by Section 4999.

(f) Survival of Certain Provisions. Provisions of this letter agreement shall survive any termination if so provided in this letter agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation your obligations under Section 3 of this letter agreement. The obligation of the Company to make payments to you under this Section 5, and your right to retain such payments, are expressly conditioned upon your continued full performance of your obligations under Section 3 hereof. Upon termination by either you or the Company, all rights, duties and obligations of you and the Company to each other shall cease, except as otherwise expressly provided in this letter agreement.

6. Definitions. For purposes of this letter agreement, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

(b) “Change in Control” means (A) the sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Company and its Affiliates, or (B) any merger, consolidation or other business combination that results in the holders of the outstanding voting securities of the Company or Parent immediately prior to such transaction beneficially owning or controlling less than a majority of the voting securities of the surviving entity immediately thereafter.

(c) “Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this letter agreement.

(d) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

7. Conflicting Agreements. You hereby represent and warrant that your signing of this letter agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you are not now subject to any covenants against competition or similar covenants or any court orders that could affect the performance of your obligations under this letter agreement. You agree that you will not disclose to or use on behalf of the Company any proprietary information of a third party without that party’s consent.

8. Withholding. All payments made by the Company under this letter agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

9. Assignment. Neither you, the Company nor Parent may make any assignment of this letter agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other parties; provided, however, that each of the Company and Parent may assign its rights and obligations under this letter agreement without your consent to one of its Affiliates or to any Person with whom it shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This letter agreement shall inure to the benefit of and be binding upon you, the Company and Parent, and each of our respective successors, executors, administrators, heirs and permitted assigns.

10. Severability. If any portion or provision of this letter agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this letter agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this letter agreement shall be valid and enforceable to the fullest extent permitted by law.

11. Miscellaneous. This letter agreement sets forth the entire agreement between you and the Company and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, including the Original Agreement, with respect to the terms and conditions of your employment with the Company. This letter agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you, a duly authorized officer of the Company and a duly authorized officer of Parent. The headings and captions in this letter agreement are for convenience only and in no way define or describe the scope or content of any provision of this letter agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” This letter agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a California contract and shall be governed and construed in accordance with the laws of the State of California, without regard to the conflict of laws principles thereof.

12. Notices. Any notices provided for in this letter agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company or Parent, to it at its principal place of business, attention of the President and Chief Executive Officer, or to such other address as either party may specify by notice to the other party actually received.

At the time this letter agreement is signed by you and on behalf of the Company and Parent, it will take effect as a binding agreement among you, the Company and Parent on the basis set forth above.

ZOSANO PHARMA, INC.			EMPLOYEE:

By:	/s/ Vikram Lamba		/s/ Nandan Oza
	Name:	Vikram Lamba	Nandan Oza
	Title:	President and Chief Executive Officer

Date signed:		7/23/13	Date signed:	7/24/2013

ZP HOLDINGS, INC.

By:	/s/ Vikram Lamba
	Name:	Vikram Lamba
	Title:	President and Chief Executive Officer

Date signed:		7/23/13